Exhibit 99.1

Editorial Contact:	Investor Contact:

David Burt, Secure Computing	Jane Underwood, Secure Computing
david_burt@securecomputing.com	jane_underwood@securecomputing.com
206-892-1130	408-979-6186

Secure Computing Reports Strong Fourth Quarter and 2004 Results

Company Achieves Record Quarterly Revenue and Billings Performance, and 38% Increase in

Full Year Income from Continuing Operations

SAN JOSE, Calif., January 27, 2005 – Secure Computing Corporation (Nasdaq:SCUR), the experts in securing connections between people, applications and networks, today announced fourth quarter 2004 revenue of $25.5 million. This represents an 11% increase compared to $22.9 million in the same quarter last year, and a 4% increase compared to revenues of $24.5 million in the prior quarter. Full year 2004 revenues were $93.4 million, a 23% increase from $76.2 million in full year 2003.

“The fourth quarter marked another period of solid execution,” said John McNulty, chairman, president and chief executive officer at Secure Computing. “Our growth in the quarter spanned all major geographic regions and industry sectors. Both the government and commercial teams executed very well. Our Federal Government vertical market contributed 20 percent of our revenue mix, which was at the high end of our previously forecasted guidance range and up one percentage point from the fourth quarter of 2003.”

“During the past year, we have successfully evolved our channel program, which has produced increasingly good results,” added McNulty. “Importantly, relative to measuring channel productivity in the fourth quarter, the amount of business that was identified and closed by our partners without our involvement continued to grow. This metric is indicative of the increasing traction for our products with our channel partners. Going forward, we will continue to focus on and enhance one of our most valued assets – our worldwide channel network.”

As a result of the company’s closure of the Advanced Technology (AT) division in October, 2003, Secure’s financial statement presentations have been reclassified in accordance with US GAAP to present the financial results from continued and discontinued operations. All prior period financial information and comparisons in this press release and all future financial reports issued by the company will reflect the reclassification of the AT division net operating results to the discontinued operations line in the consolidated statements of operations. Please visit the following URL to obtain a copy of the company’s reclassified 2003 quarterly consolidated statements of operations and balance sheets:

http://www.securecomputing.com/invest.cfm?script=700&skey=1048

Gross margins in the fourth quarter were 86.5% of revenue or $22.1 million. This compares to 89% of revenue, or $20.4 million, in the year ago quarter and 85% of revenue, or $20.8 million, in the prior quarter. The fourth quarter increase in gross margins from the third quarter is a result of a more favorable revenue mix of higher margin products.

Fourth quarter operating expenses were $17.8 million, or 70% of revenue, unchanged on a percentage basis from the year ago quarter. Sales and marketing expenses were $12.4 million, or 49% of revenue, up 2 percentage points from the year ago quarter. Research and development costs were $3.8 million, or 15% of revenue, down 2 percentage points from the year ago quarter. General and administrative costs were $1.6 million, or 6% of revenue, unchanged on a percentage basis from the year ago quarter.

Operating income for the fourth quarter was 16.5% of revenue, a 1.5 percentage point improvement over the prior quarter.

Net income from continuing operations for the fourth quarter was $4.5 million, or $0.12 per fully diluted share, compared to net income from continuing operations of $4.3 million, or $0.12 per fully diluted share in the same quarter last year, and $3.6 million, or $0.10 per fully diluted share in the prior quarter.

For the full year 2004, net income from continuing operations increased 38% to $12.8 million, or $0.34 per fully diluted share, compared to net income from continuing operations of $9.3 million, or $0.28 per share in the prior year.

Other Q4 Financial Highlights:

•	Billings for the fourth quarter were $27.7 million, an increase of 19% from the prior year. The difference between billings and revenue recognized in the fourth quarter resulted in an increase in deferred revenue of $2.1 million from the end of September, bringing total deferred revenue to a record $29.4 million at the end of December.

•	Indirect bookings were approximately 70 percent of revenue for both the fourth quarter and full year 2004, compared to 60 percent and 65 percent, for the same periods in 2003.

•	Days sales outstanding were 71 days at December 31, 2004, compared to 70 days at September 30, 2004, with the change being driven by the significant increase in deferred revenues.

•	Cash and investments were $52.3 million at December 31, 2004, a $4.8 million increase from $47.5 million at September 30, 2004. Cash generated from operations was $4.7 million.

“In the fourth quarter, we achieved record revenue and billings performance, and exited the year with the highest cash and investments balance in the history of the company,” said Tim Steinkopf, senior vice president and chief financial officer at Secure Computing. “In addition, our operating margin contribution increased sequentially by 22 percent. Our solid performance clearly illustrates the strength in our business model and sound financial management.”

Secure Computing’s Outlook Publication Procedures

In connection with the SEC rules on corporate disclosure, Regulation FD, Secure Computing publishes an Outlook section in its quarterly operating results press release. The company continues its current practice of having corporate representatives meet privately during the quarter with investors, the media, investment analysts and others. At these meetings Secure Computing refers any questions regarding the current outlook back to the quarterly results press release Outlook section. The quarterly results press release, which includes the Outlook section, is available to the public on the company’s Web site (www.securecomputing.com). Unless Secure Computing is in a Quiet Period (described below), the public can continue to rely on the Outlook section that is part of this quarterly operating results press release as still being the company’s current expectations on matters covered, unless Secure Computing publishes a notice stating otherwise.

From the close of business on March 17, 2005, until publication of a press release regarding the first quarter 2005 operating results, Secure Computing will observe a Quiet Period. During the Quiet Period, the Outlook section and other forward-looking statements contained in this operating results press release as well as in the company’s filings with the SEC, should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to update by the company. During the Quiet Period, Secure Computing representatives will not comment concerning the Outlook section or Secure Computing’s financial results or expectations.

Current Outlook

The forward-looking statements in this Outlook are based on current expectations and are subject to risks, uncertainties and assumptions described under the sub-heading “Forward-Looking Statements.” Actual results may differ materially from the expectations expressed below.

For the first quarter of 2005, revenues are expected to be approximately $24.3 million. Gross margins are expected to be approximately 85%. As a percent of revenue, operating expenses are expected to be approximately 73%. Fully diluted earnings per share is expected to be approximately $0.08, which assumes a fully diluted weighted average share count of approximately 37.5 million.

For 2005, revenues are expected to be in the range of $104 million to $106 million. Fully diluted earnings per share is expected to be approximately $0.40 to $0.42, which assumes a fully diluted weighted average share count of approximately 38.2 million.

Other Corporate Developments

The company is pleased to announce, effective February 1, 2005 the promotions of Mary K. Budge to senior vice president, secretary and general counsel, and Scott Montgomery to vice president, product management.

Ms. Budge joined Secure Computing in 1996 to serve as the company’s secretary and general counsel, and was promoted to vice president in 2002. Ms. Budge provides legal counsel and guidance to the corporate officers and the board of directors, as well as advises all company executives on the legal aspects and business considerations of activities within their respective areas. In her expanded role, Ms. Budge will also be responsible for human resources. “Mary has been a key player in the executive management of the company,” said McNulty. “She has proven herself to be an outstanding contributor and is a perfect fit for this added responsibility.”

Mr. Montgomery joined Secure Computing in 2002 as part of the Gauntlet acquisition, and has most recently served as senior director, product management. He has been responsible for the strategic and tactical planning of the Secure Computing product lines, as well as cultivating technical and OEM partnerships. “Scott has been instrumental in the continued development of our world class security solutions,” said McNulty. “His proven track record and depth of expertise will be crucial to our success going forward.”

About Secure Computing

Secure Computing (NASDAQ: SCUR) has been securing the connections between people and information for over 20 years. Specializing in delivering solutions that secure these connections, Secure Computing is uniquely qualified to be the global security solutions provider to organizations of all sizes. Our more than 11,000 global customers, supported by a worldwide network of partners, include the majority of the Dow Jones Global 50 Titans and the most prominent organizations in banking, financial services, healthcare, telecommunications, manufacturing, public utilities, education, and federal and local governments. The company is headquartered in San Jose, Calif., and has sales offices worldwide. For more information, see http://www.securecomputing.com.

Forward Looking Statements

This release contains forward-looking statements concerning revenues, aggregate margins, operating expenses and profitability for this and future quarters, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially from current expectations. In order to meet these projections, the company must continue to obtain new enterprise relationships with major clients and overall demand for its products must continue to grow at current or greater levels. The company also must be able to motivate and retain key employees and staff current and future projects in a cost-effective manner and must effectively control its marketing, research, development and administrative costs, including personnel expenses. There can be no assurance that demand for the company’s products will continue at current or greater levels, or that the company will continue to grow revenues, or be profitable. There are also risks that the company’s pursuit of providing network security technology might not be successful, or that if successful, it will not materially enhance the company’s financial performance; that changes in customer requirements and other general economic and political uncertainties and weaknesses in geographic regions of the world could impact the company’s relationship with its customers, partners and alliances; and that delays in product development, competitive pressures or technical difficulties could impact timely delivery of next-generation products; and other risks and uncertainties that are described from time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission. The company specifically disclaims any responsibility for updating these forward-looking statements.

SECURE COMPUTING CORPORATION

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED, IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue	$25,514	$22,930	$93,378	$76,213
Cost of revenue	3,434	2,517	12,335	7,621

Gross profit	22,080	20,413	81,043	68,592

Operating expenses:
Selling and marketing	12,417	10,666	46,253	38,729
Research and development	3,840	3,956	16,106	15,179
General and administrative	1,592	1,490	6,456	5,535

	17,849	16,112	68,815	59,443

Operating income	4,231	4,301	12,228	9,149

Other income	316	26	607	141

Net income from continuing operations	4,547	4,327	12,835	9,290

Loss from operations of discontinued AT division	—	—	—	(757)
Loss on disposal of AT division	—	(277)	—	(277)

Net income	$4,547	$4,050	$12,835	$8,256

Basic earnings/(loss) per share:
Continuing operations	$0.13	$0.13	$0.36	$0.29
Discontinued operations	—	(0.01)	—	(0.03)

Basic earnings per share	$0.13	$0.12	$0.36	$0.26

Weighted average shares outstanding - basic	35,718	34,283	35,576	31,986

Diluted earnings/(loss) per share:
Continuing operations	$0.12	$0.12	$0.34	$0.28
Discontinued operations	—	(0.01)	—	(0.03)

Diluted earnings per share	$0.12	$0.11	$0.34	$0.25

Weighted average shares outstanding - diluted	36,951	37,168	37,256	33,654

Condensed Consolidated Balance Sheets

	Dec. 31, 2004	Dec. 31, 2003
Assets
Cash and cash equivalents	$43,724	$17,101
Investments	8,582	16,580
Accounts receivable, net	20,263	17,148
Inventory, net	2,793	1,227
Other current assets	8,832	7,232
Current assets from discontinued operations	260	545

Total current assets	84,454	59,833

Property and equipment, net	4,041	5,004
Goodwill	39,329	40,416
Other assets	3,090	3,222

Total assets	$130,914	$108,475

Liabilities and stockholders’ equity
Accounts payable	$2,578	$2,861
Accrued payroll	4,090	3,539
Other accrued expenses	1,601	1,024
Acquisition reserves	879	1,757
Deferred revenue	23,915	21,663

Total current liabilities	33,063	30,844

Acquisition reserves, net of current portion	493	1,839
Deferred revenue, net of current portion	5,532	3,778

Total liabilities	39,088	36,461

Stockholders’ equity
Common stock	358	350
Additional paid-in capital	197,244	190,090
Accumulated deficit	(105,072)	(117,907)
Accumulated other comprehensive income	(704)	(519)

Total stockholders’ equity	91,826	72,014

Total liabilities and stockholders’ equity	$130,914	$108,475

Condensed Consolidated Statement of Cash Flows

	Twelve Months Ended December 31,
	2004	2003
Operating activities
Net income	$12,835	$8,256
Loss from discontinued operations	—	1,034

Net income from continuing operations	12,835	9,290

Adjustments to reconcile net income from continuing operations to net cash provided by operating activities:
Depreciation	2,515	2,711
Amortization	887	353
Loss on disposals of property and equipment	1	14
Loss on disposals of intangible assets	47	95
Deferred income taxes	(345)	(559)

Changes in operating assets and liabilities:
Accounts receivable	(2,795)	(4,589)
Inventories	(1,566)	(342)
Other current assets	(1,255)	(2,079)
Accounts payable	(133)	956
Payroll related accruals	551	78
Accrued liabilities and reserves	(1,033)	(1,553)
Deferred revenue	4,006	1,116

Net cash provided by operating activities	13,715	5,491

Investing activities
Proceeds from sales/maturities of investments	17,528	2,506
Purchases of investments	(9,530)	(15,705)
Purchases of property and equipment, net	(1,553)	(1,970)
Increase in intangibles and other assets	(802)	(235)
Cash acquired from N2H2	—	4,260

Net cash provided by/(used in) investing activities	5,643	(11,144)

Financing activities
Proceeds from issuance of common stock	7,162	5,601
Effect of exchange rate changes	(182)	90
Net cash provided from/(used by) discontinued operations	285	(987)

Net increase/(decrease) in cash and cash equivalents	26,623	(949)
Cash and cash equivalents, beginning of period	17,101	18,050

Cash and cash equivalents, end of period	$43,724	$17,101